UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Advanced Environmental Recycling Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADVANCED ENVIRONMENTAL
RECYCLING TECHNOLOGIES, INC.
914 N Jefferson Street (72764)
Post Office Box 1237
Springdale, Arkansas 72765
(479) 756-7400
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Thursday, May 28, 2009

To our Stockholders:

The annual meeting of stockholders of Advanced Environmental Recycling Technologies, Inc. will be held at the Company’s corporate offices at 914 N. Jefferson St., Springdale, Arkansas  72764, at 7:00 p.m., local time, Thursday, May 28, 2009, to consider and act upon the following matters, all as more fully described in the accompanying proxy statement, which is incorporated herein by this reference:

1.	To elect seven members to the seven-person board of directors to serve until the next annual meeting of stockholders and until their respective successors shall be elected and qualify.
2.	To ratify the appointment of HoganTaylor LLP as independent public accountants of the company for the year ending December 31, 2009.
3.	To approve a possible reverse stock split at a ratio to be determined hereafter by the board of directors of up to 1-for-20.
4.	To transact such other business and to consider and take action upon any and all matters that may properly come before the annual meeting or any adjournment thereof.

The board of directors has fixed the close of business on April 3, 2009, as the record date for the determination of the stockholders entitled to notice of and to vote at the annual meeting and any adjournment thereof.

These proxy materials and our Annual Report to stockholders will be furnished to our stockholders on the Internet. This means that most stockholders will not receive paper copies of our proxy materials and Annual Report. We will instead send stockholders a notice regarding the availability of proxy materials with instructions for accessing the proxy materials and Annual Report on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our 2009 Annual Meeting.

Sincerely,

Stephen W. Brooks
Secretary

March 24, 2009

TABLE OF CONTENTS

SOLICITATION AND REVOCABILITY OF PROXIES	1
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF	1
DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT	3
CORPORATE GOVERNANCE	6
AUDIT COMMITTEE REPORT	7
COMPENSATION DISCUSSION AND ANALYSIS	8
COMPENSATION COMMITTEE REPORT	10
DIRECTOR COMPENSATION	11
EXECUTIVE OFFICER COMPENSATION	12
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	14
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	14
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	15
Item 1: Election of Directors	15
Item 2: Ratification of Appointment of Independent Registered Public Accounting Firm	16
Item 3: Reverse Stock Split	16
COST AND METHOD OF PROXY SOLICITATION	21
ADDITIONAL INFORMATION AVAILABLE	21
STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2009	21
OTHER MATTERS	21

ADVANCED ENVIRONMENTAL
RECYCLING TECHNOLOGIES, INC.
914 N. Jefferson Street (72764)
Post Office Box 1237
Springdale, Arkansas 72765
(479) 756-7400

Annual Meeting of Stockholders
May 28, 2009

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXIES

The enclosed proxy is solicited on behalf of the board of directors of Advanced Environmental Recycling Technologies, Inc., a Delaware corporation (the “Company”), for use at the annual meeting of stockholders to be held at the Company’s corporate offices at 914 N. Jefferson St., Springdale, AR  72764, at 7:00 p.m. local time, Thursday, May 28, 2009, and at any adjournments thereof. The notice of meeting and notice regarding the availability of proxy materials with instructions for accessing the proxy materials and Annual Report on the Internet are being mailed to stockholders on or about April 9, 2009.

A proxy may be revoked by delivering another proxy (either Internet proxy or printed proxy) with a later date, entering a new vote by Internet or telephone, delivering a written notice of revocation to the principal office of the Company, or in person at the meeting at any time prior to the voting thereof.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

At March 24, 2009, there were 47,423,680 shares of Class A common stock, 1,465,530 shares of Class B common stock and 788,182 shares of Series D preferred stock issued and outstanding. Each outstanding share of Class A common stock entitles the holder thereof to one vote on matters submitted to the stockholders and each share of Class B common stock entitles the holder thereof to five votes on matters submitted to the stockholders.  Each outstanding share of Series D preferred stock entitles the holder to the number of votes equal to the number of shares of common stock into which such share of preferred stock could be converted (currently each such preferred share is convertible into 10 shares of Class A common stock), subject to certain limitations. As of March 24, 2009, the holders of the Class B common stock are entitled to an aggregate of 7,327,650 votes and the holders of the Series D preferred stock are entitled to an aggregate of 7,881,820 votes. The holders of record of the Class A common stock, Class B common stock and Series D preferred stock outstanding on April 3, 2009 will vote together as a single class on all matters submitted to stockholders and such other matters as may properly come before the annual meeting and any adjournments.

The form of proxy provides a method for stockholders to withhold authority to vote for any one or more nominees (See “Election of Directors” for the method of withholding authority to vote for directors). By withholding authority, shares will not be voted either for or against a particular matter but will be counted for quorum purposes. Abstentions and brokers’ “non-votes”, if any, are counted for purposes of determining a quorum but will have no effect on the election of directors or other matters intended to be submitted to a vote of the stockholders.

As of March 24, 2009, the Company’s directors and named executive officers beneficially owned approximately 30.4% of the currently outstanding shares of Class A common stock and 93.9% of the shares of Class B common stock, and collectively beneficially owned shares representing approximately 33.5% of the votes entitled to be cast upon matters submitted at the annual meeting. As of the record date, Marjorie S. Brooks and corporations controlled by her beneficially owned shares representing approximately 21.6% of the votes entitled to be cast and may be in a position to control the Company.

The following table sets forth, as of March 24, 2009, certain information with regard to the beneficial ownership of the Company’s capital stock by each beneficial owner of 5% or more of the outstanding stock, by each named executive officer and director of the Company, and by all directors and named officers as a group:

					Percent of
Title of Class (1)		Amount and Nature of		Percent	Total Voting
	Name of Beneficial Owner	Beneficial Ownership (2)(15)		of Class	Power (2)(16)
Class A	Marjorie S. Brooks	9,369,676	(3)	19.7%	21.6%
Class B		837,588	(4)	57.2%

Class A	Joe G. Brooks	1,629,335	(5)	3.4%	4.9%
Class B		284,396		19.4%

Class A	Jerry B. Burkett	309,519	(6)	*	*
Class B		33,311		2.3%

Class A	Stephen W. Brooks	1,707,008	(7)	3.6%	3.4%
Class B		89,311		6.1%

Class A	Sal Miwa	181,095	(8)	*	*

Class A	Jim Robason	169,013	(9)	*	*

Class A	Michael M. Tull	877,033	(10)	1.8%	1.4%

Class A	Peter S. Lau	34,758	(11)	*	*

Class A	Tim W. Kizer	34,949	(12)	*	*

Class A	Edward P. Carda	34,949	(12)	*	*

Class A	Timothy D. Morrison	37,500	(13)	*	*

Class A	Jim Precht	432,700	(14)	*	*
Class A	Officers and directors	14,817,535		30.4%	33.5%
Class B	as a group (twelve persons)	1,375,657		93.9%

(1)
The Class B common stock is substantially identical to the Class A common stock, except that each share of Class B common stock has five votes per share and each share of Class A common stock has one vote per share. Each share of Class B common stock is convertible into one share of Class A common stock.

(2)
Beneficial ownership of shares was determined in accordance with Rule 13d-3(d)(1) of the Exchange Act and included shares underlying outstanding warrants and options which the named individual has the right to acquire within sixty days (May 23, 2009) of March 24, 2009.

(3)
Includes 8,079,827 shares owned directly, 1,121,457 in trusts or corporations controlled by Mrs. Brooks, 150,000 shares issuable upon exercise of stock options, and 18,392 shares to be issued pursuant to restricted stock awards.

(4)
Includes 403,946 shares owned directly by Mrs. Brooks and 433,642 shares owned by two corporations controlled by Mrs. Brooks. (Razorback Farms, Inc. is the record owner of 312,320 shares and Southern Mineral and Fibers, Inc. is the record owner of 121,322 shares, representing approximately 21.3% and 8.3%, respectively, of the Class B common stock). Excludes additional shares owned by adult children of Mrs. Brooks, including Joe G. Brooks, Stephen W. Brooks and J. Douglas Brooks, as to which she disclaims a beneficial interest.

(5)	Includes 1,586,630 shares owned directly, 4,500 shares owned as custodian for Joe G. Brooks’ minor child, and 38,205 shares owned as custodian for Brooks’ Children’s Trust.

(6)
Includes 116,424 shares owned directly, 2,000 shares owned by Mr. Burkett as custodian for his minor child, 10,000 shares owned by a partnership controlled by Mr. Burkett, 150,000 shares issuable upon exercise of stock options, and 31,095 shares to be issued pursuant to restricted stock awards.

(7)	Includes shares owned directly.

(8)	Includes 150,000 shares issuable upon exercise of stock options and 31,095 shares to be issued pursuant to restricted stock awards.

(9)	Includes 112,918 shares owned directly, 25,000 shares issuable upon exercise of stock options, and 31,095 shares to be issued pursuant to restricted stock awards.

(10)	Includes 745,938 shares owned directly, 100,000 shares issuable upon exercise of stock options, and 31,095 shares to be issued pursuant to restricted stock awards.

(11)	Includes 2,500 shares owned directly, 25,000 shares issuable upon exercise of stock options, and 7,258 shares to be issued pursuant to restricted stock awards.

(12)	Includes 5,256 shares owned directly and 29,693 shares to be issued pursuant to restricted stock awards.

(13)	Includes shares to be issued pursuant to restricted stock awards.

(14)	Includes 7,700 shares owned directly, 400,000 shares issuable upon exercise of stock options and 25,000 shares to be issued pursuant to restricted stock awards.

(15)
Class A common stock beneficial ownership was calculated by dividing the beneficial ownership of each individual by the sum of: (i) the total shares of Class A common stock outstanding at March 24, 2009, and (ii) the total shares underlying outstanding warrants and options which the named individual had the right to acquire within 60 days (May 23, 2009) of March 24, 2009. Class B common stock beneficial ownership is calculated based on 1,465,530 shares outstanding on March 24, 2009.

(16)
Calculated by dividing the voting rights of the beneficial ownership of each individual by the sum of: (i) the total votes available to be cast on March 24, 2009, and (ii) the total shares underlying outstanding warrants and options which the named individual had the right to acquire within 60 days (May 23, 2009) of March 24, 2009.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The directors and executive officers of the Company are as follows:

Name	Age	Position
Joe G. Brooks	53	Chairman of the board of directors and chief executive officer
Stephen W. Brooks	52	Chief operating officer, secretary and director
Timothy D. Morrison	50	President
J. R. Brian Hanna	55	Chief financial officer
J. Douglas Brooks	49	Senior vice-president — international sales and product development
Alford Drinkwater	57	Senior vice president — development and governmental affairs
Jim Precht	63	Senior vice-president — sales and marketing
Jerry B. Burkett	52	Director
Edward P. Carda	68	Director
Tim W. Kizer	43	Director
Peter S. Lau	55	Director
Hisao Sal Miwa	52	Director
Jim Robason	71	Director
Michael M. Tull	54	Director

The Company’s board of directors elected Joe G. Brooks as its chairman and the Company’s co-chief executive officer in December 1998.  In addition, he served as president from February 2000 until March 2008. In July 2005, Mr. Brooks became sole chief executive officer. Mr. Brooks has served as president or in other executive office capacities and has been a director since the Company’s inception in December 1988, including service as chairman and CEO from inception until August 1993. He was a member of Clean Texas 2000, appointed by then Governor George W. Bush in 1995. Mr. Brooks is a listed inventor on 13 of the Company’s patents with additional patents pending, and is a founder of AERT.

The Company’s board of directors elected Stephen W. Brooks as co-chief executive officer in December 1998 in which position he served until July 2005 when he became vice chairman and chief operating officer. Mr. Brooks was appointed secretary in January 2009. Mr. Brooks has been a director since January 1996. Mr. Brooks has served as CEO and chairman of the board of Razorback Farms, Inc. from January 1996 to the present. Razorback Farms is a Springdale, Arkansas based firm that specializes in vegetables processing. Mr. Brooks also serves on the board of the Ozark Food Processors Association.

Timothy D. Morrison joined AERT as President in March 2008. Mr. Morrison came to AERT with a background in polymer engineering as well as experience in turnaround management. He began his career with Dow Chemical in the hydrocarbons and polyethylene group where he held both operations and business positions. He led the Promix Joint Venture with Dow, Texaco and Enterprise Products before moving to Harris Chemical in 1992 as an equity partner where he led the turnaround of operations, customer service, IT, purchasing, and logistics for the leveraged buyout group. In 2000, Mr. Morrison joined Cyctec’s engineered products composite business, managing the composites and adhesives business. He brings experience in successfully servicing the needs and requirements of big box retailers from Valspar where he served most recently as manager for Valspar’s Texas Division. Mr. Morrison comes to AERT with a BS in Chemical Engineering from the University of Alabama, an MBA from the University of Southern California, and training in both Lean Manufacturing and Six Sigma.  He is standing for election at the annual meeting of stockholders to be held May 28, 2009.

J. R. Brian Hanna joined AERT as Chief Financial Officer on November 3, 2008. Mr. Hanna has most recently served as Chief Financial Officer of JT Sports (formerly Brass Eagle Inc.) from December 1, 1997 to October 31, 2008. Mr. Hanna obtained his Chartered Accountant’s designation with Deloitte & Touche in 1982 and later became a Certified Public Accountant. Mr. Hanna’s background includes merger and acquisition integrations, financial system/IT implementations in addition to establishing internal controls, strategic planning and treasury functions.

J. Douglas Brooks has served as executive vice-president from inception to September 2003, has been in charge of raw material sourcing and strategic relationships since 1998, and has been a senior vice president since September 2003. Mr. Brooks was vice-president of plastics from 1995 through 1998, was previously project manager for AERT’s polyethylene recycling program with The Dow Chemical Company, and is a joint inventor on several of AERT’s process patents for recycling polyethylene film for composites.

Alford Drinkwater has served as senior vice president in various capacities since September 2003, and is currently the Company’s senior vice president of development and governmental affairs. Prior to joining the Company in May 2000, Mr. Drinkwater had been the Assistant Director for the Established Industries Division of the Arkansas Department of Economic Development and was on the Advocacy Team from November 1988 until January 2000. From September 1986 until July 1988, he owned and operated Town and Country Waste Services, Inc. a waste services company engaging in the development of waste recycling, energy recovery, and disposal systems. From April 1981 until January 1987, Mr. Drinkwater was the Resource Recovery Manager for Metropolitan Trust Company, and was primarily involved in waste-to-energy systems development. From July 1974 until April 1981, Mr. Drinkwater worked for the State of Arkansas as Assistant to the Chief of the Solid Waste Control Division of the Arkansas Department of Pollution Control & Ecology and as the Manager of the Biomass and Resource Recovery Program of the Arkansas Department of Energy.

Jim Precht served as executive vice-president of sales and marketing for the Company since February 2001, and as senior vice president since September 2003. Mr. Precht was formerly general manager of Weyerhaeuser Building Materials’ Pittsburgh Customer Service Center with 32-years of industry experience.

Jerry B. Burkett has served on the board of directors of the Company since May 1993. Mr. Burkett has been a rice and grain farmer since 1979 and has been a principal in other closely held businesses. He is the past president of the Arkansas County Farm Bureau. In April 2002, Mr. Burkett was elected to serve as a director of the Ag Heritage Farm Credit Services board.

Edward P. Carda was elected to the board of directors in July 2005. Mr. Carda began his 37-year business career with Weyerhaeuser Company in June 1967, ending with his retirement in December 2003. While at Weyerhaeuser, he served in various management positions, including statutory reporting, heading large accounting departments, interacting with external and internal auditors and many areas of management. Mr. Carda spent the last 10 years of his career as the business controller for the distribution business of Weyerhaeuser. While in this capacity, he received many awards for his performance for profit and working capital improvement initiatives. Mr. Carda attended the University of Montana and graduated with a degree in accounting. He has served for 25 years on the board of directors of the Woodstone Credit Union in Federal Way, Washington and is currently its Vice Chairman. He also serves on the credit union’s audit committee.

Tim W. Kizer was elected to the board of directors in July 2005. Since December 2004, Mr. Kizer has served as president and partner of Bentonville Global Associates, a global consultancy firm specializing in collaborative commerce. Mr. Kizer is executive director of the Doing Business in Bentonville Series — a seminar level program series in Bentonville, Arkansas. From April 2001 to December 2004, Mr. Kizer was director of the Center for Management and Executive Development and the Donald W. Reynolds Center for Enterprise Development, Sam M. Walton College of Business, University of Arkansas. From January 2000 to April 2001, Mr. Kizer was managing director of Information Technology Research Center, Sam M. Walton College of Business, University of Arkansas. Mr. Kizer was a business and industry specialist for the Division of Continuing Education at the University of Arkansas from October 1996 until January 2000. He has a BA from the University of Louisville and is a member of the Board of Advisors of RFID Global Solution in Bentonville, Arkansas.

Peter S. Lau has served on the board of directors since July 2007. Mr. Lau is a co-founder and co-owner of Greenstone Holdings, a boutique investment banking firm in New York City founded in 2001 (not affiliated with the entity of the same name referred to with respect to Mr. Miwa). Previously, he was Senior Managing Director of Corporate Finance for American Frontier, and Managing Director of Corporate Finance at Ridgewood Capital. Mr. Lau started his career as a CPA with Deloitte & Touche, and was later employed by Squibb Corporation. Mr. Lau holds a Bachelor of Science in Business Administration and an MS in Accounting from the University of Hartford.

Hisao Sal Miwa has been an outside director of the Company since January 1994. He served as chairman of the board between December 1995 and December 1998, and as vice chairman from December 1998 through July 2005. From January 2005 to present, Mr. Miwa has been chairman of Greenstone Holdings, Inc. (OTC “GSHG”), a chemical technology company located in New York City primarily serving the building and construction industry (not affiliated with the entity of the same name referred to with respect to Mr. Lau). From July 2004 to December 2005, he was CEO of Greenstone Inc. of Delaware, a predecessor of Greenstone Holdings, Inc. From April 2000 to June 2004, he was COO and director of RealRead Inc., an online document service company. For more than 20 years Mr. Miwa has been engaged in various international businesses and serves on boards of several closely held family businesses around the world. He received his master’s degree in aerospace engineering from the Massachusetts Institute of Technology in 1981.

Jim Robason has served on the board of directors since July 2003. From 2005 to 2007, Mr. Robason was a consultant to and supervisor of the Company’s plant operations on an interim basis. Mr. Robason joined Allen Canning Co. in 1967. Mr. Robason served as senior vice-president-operations of Allen Canning Co. from 1974 until his retirement in 2002. As senior vice-president of operations with Allen Canning Co., he was responsible for the operation of twelve plants with plant managers and raw product procurement managers, as well as special projects engineering, reporting to him. He has a vast amount of knowledge in all phases of manufacturing including infrastructure, building, equipment, and engineering; with a focus on the full production arena from product procurement through the production process. Mr. Robason is a graduate of West Texas State University. He has served on Allen Canning’s executive committee and profit sharing/retirement plan committee in addition to his operations responsibilities.

Michael M. Tull has served on the board of directors of the Company since December 1998. Mr. Tull has served since 1990 as the president and majority owner of Tull Sales Corporation, a manufacturer’s representative company, which professionally represents eight manufacturing companies and is responsible for the sales and marketing of those companies’ window and door related components in the southeastern United States. Mr. Tull serves on boards of several closely held family businesses. Additionally, he is a board of director member of Greenstone, Inc. and the National Wild Turkey Federation, which is one of the largest North American conservation organizations.

Joe G. Brooks, Stephen W. Brooks, and J. Douglas Brooks are brothers and are sons of Marjorie S. Brooks, the Company’s largest stockholder and a former director. There are no other familial relationships between the current directors and executive officers.

Each of the Company’s directors has been elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors.

CORPORATE GOVERNANCE

Independence of Directors

The board of directors has determined that Jerry B. Burkett, Edward P. Carda, Tim W. Kizer, Peter S. Lau, and H. Sal Miwa are independent under the NASDAQ Stock Market’s (“NASDAQ”) corporate governance listing standards, and that Joe G. Brooks, chairman and CEO, Stephen W. Brooks, chief operating officer, Michael M. Tull and Jim Robason are not independent under such listing standards.

During fiscal 2008, the Company did not hold any executive sessions of the board of directors in which only independent members of the board were present.

Stockholder and Interested Parties Communications with the Board

Stockholders and other interested parties may contact any of the Company’s directors, a committee of the Board of Directors, the Board’s independent directors as a group or the Board generally, by writing to them at Advanced Environmental Recycling Technologies, Inc., c/o Corporate Secretary, at the address shown on the cover of this proxy statement. Stockholder communications received in this manner will be handled in accordance with procedures approved by the Board’s independent directors. The Company encourages, but does not require, directors to attend annual meetings of stockholders. All members of the board attended the Company’s 2008 stockholder meeting with the exception of Sal Miwa, who was traveling.

Board Meeting and Certain Committees Reports and Meetings

During the Company’s fiscal year ended December 31, 2008, the board of directors held 16 meetings. All directors attended 75% or more of the total number of meetings of the board of directors and its committees on which he or she served.

From January 1, 2008 through July 23, 2008, the audit committee of the board of directors consisted of four independent directors under NASDAQ’s director and audit committee independence standards: Melinda Davis, Ed Carda (chairperson), Jerry Burkett, and Peter Lau. On July 24, 2008, the Board appointed Ed Carda (chairperson), Jerry Burkett, and Peter Lau to its audit committee. The composition of the audit committee has not changed since July 24, 2008. The audit committee is directly responsible for the engagement of the Company’s independent accountants and is responsible for approving the services performed by the Company’s independent accountants and for reviewing and evaluating the Company’s accounting principles and its system of internal accounting controls. The audit committee met two times in 2008, in addition to quarterly discussions by either the audit committee chairperson or the full audit committee with the Company's auditors concerning their quarterly review of the Company's financial statements. Ed Carda and Peter Lau serve as the financial experts on the audit committee.

From January 1, 2008 through July 23, 2008, the compensation committee consisted of Ed Carda (chairperson), Sal Miwa, Tim W. Kizer, and Jim Robason. On July 24, 2008, the Board appointed Ed Carda (chairperson), Tim W. Kizer, Peter Lau and Jim Robason to the committee. The composition of the compensation committee has not changed since July 24 2008. The compensation committee establishes and administers the Company’s compensation plans on behalf of the board of directors and makes recommendations to the board of directors as to stock options, restricted stock awards or other awards granted thereunder and other compensation matters. The compensation committee met two times in 2008.

From January 1, 2008 through July 23, 2008, the nominating and corporate governance committee consisted of Sal Miwa (chairperson), Melinda Davis, Jerry Burkett, and Ed Carda. On July 24, 2008, the Board appointed Sal Miwa (chairperson), Jerry Burkett, and Ed Carda to the committee.  The composition of the nominating and corporate governance committee has not changed since July 24, 2008. The nominating and corporate governance committee evaluates the efforts of AERT and its board of directors to maintain effective corporate governance practices and identifies candidates for election to the board of directors. The nominating and corporate governance committee met three times in 2008.

The nominating and corporate governance committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand financial statements and having the highest personal integrity and ethics. The committee also considers such factors as relevant expertise and experience, ability to devote sufficient time to the affairs of the Company, demonstrated excellence in his or her field, the ability to exercise sound business judgment and the commitment to rigorously represent the long-term interests of the Company’s stockholders. Candidates for director will be reviewed in the context of the current composition of the board, the operating requirements of the Company and the long-term interests of stockholders.

The nominating and corporate governance committee does not have a formal process for identifying and evaluating nominees for directors. Instead, it uses its network of contacts to identify potential candidates. The committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The committee will meet to discuss and consider such candidates’ qualifications and then select a nominee for recommendation to the board by majority vote.

Although the nominating and corporate governance committee has not established procedures for considering nominees recommended by stockholders, the committee will consider director candidates recommended by stockholders, and those candidates will receive substantially the same consideration that candidates recommended by the nominating and corporate governance committee receive. Stockholders wishing to recommend director candidates for consideration by the committee may do so in writing to the corporate secretary by December 10, 2009, at least 120 days in advance of the date corresponding to the mailing of proxy materials for this annual meeting, giving the recommended nominee’s name, biographical data, and qualifications, accompanied by the written consent of the recommended nominee.

The charters of the audit, compensation, and nominating and corporate governance committees are available on the corporate website at www.aert.com. The Company has implemented a “Corporate Compliance Line” through which the audit committee, the board of directors, and the corporate compliance officer may be contacted, as appropriate. This service and number is available on our corporate website.

AUDIT COMMITTEE REPORT

The following report of the audit committee for fiscal year 2008 does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference therein.

The audit committee of the Company is composed of three non-employee directors, and each member of the committee is independent in accordance with the policy of the National Association of Security Dealers applicable to NASDAQ listed companies. The committee operates under a written charter adopted by the board of directors.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The committee’s responsibility is to engage independent public accountants for the Company and to monitor and oversee the Company’s financial reporting process and report its findings to the board of directors.

The committee fulfills its responsibilities through periodic meetings with management and independent auditors. The committee reviewed and discussed with management and independent auditors the audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2008. The committee also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61. In addition, the committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the auditors the auditor’s independence.

On the basis of these reviews and discussions, the audit committee recommended to the board of directors that the board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission (“SEC”).

The audit committee has also considered whether the provision of non-audit services by the independent registered public accounting firm, Tullius Taylor Sartain & Sartain LLP (“TTS&S”), is compatible with maintaining auditor independence. TTS&S performed tax consulting and preparation services for the Company during 2008. No other non-audit related services were provided by TTS&S during 2008. On January 7, 2009, TTS&S merged with Hogan & Slovacek P.C. to form HoganTaylor LLP, which has acted as the Company's independent registered public accounting firm since the merger.

Submitted by the audit committee,

Sal Miwa	Peter S. Lau	Edward P. Carda , Chairperson

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

Our executive compensation program is designed to achieve our goal of attracting, developing and retaining business leaders who can drive financial and strategic growth objectives that are intended to maximize long-term stockholder value. Compensation levels are set to reflect competitive market practices, as well as company and individual performance. The Compensation Committee of the Board of Directors (the “Committee”) has established the following guiding principles for our executive compensation programs:

•
Competitiveness — All components of compensation should be set competitively as compared against appropriate peer companies so that we can continue to attract, retain and motivate high performing executive talent.

•	Pay for Performance — All components of compensation should be tied to the performance of the individual executive officer, his or her specific business unit or function, and AERT overall.

•
Accountability for Short- and Long-Term Performance — Annual performance bonuses and long-term incentives should reward an appropriate balance of short-and long-term financial and strategic business results, with an emphasis on managing the business for the long-term.

•	Alignment to Stockholders’ Interests — Long-term incentives should align decision making with the interests of our stockholders.

Compensation Philosophy and Objectives

Our executive compensation program is designed to:

•	Attract, motivate and retain executive officers who can make significant contributions to our long-term success;

•	Align the interests of executive officers with those of stockholders; and

•	Place a significant portion of an executive officer’s total compensation at risk by tying it to our financial performance.

Role of Executive Officers in Compensation Decisions

To assist them in making compensation decisions, the Committee reviews compensation tally sheets, prepared by management, which present comprehensive data on the total compensation and benefits package for each of our executive officers. These tally sheets include all obligations for present and projected future compensation, as well as analyses for hypothetical terminations and retirements to consider our obligations under such circumstances. Additionally, the Committee partially relies on recommendations by the CEO regarding compensation of the other executive officers and key management employees.

Setting Executive Compensation

The Committee strives to establish and periodically review AERT’s compensation philosophy and the adequacy of compensation plans and programs for directors, executive officers and other AERT employees and make recommendations to the Board of Directors regarding:

•	Compensation arrangements and incentive goals for executive officers and administration of the compensation plans and recommendations to the Board of Directors with respect thereto;

•	The performance of the executive officers and incentive compensation awards and adjustment of compensation arrangements as appropriate based upon performance;

•	Management development and succession plans and activities; and

•	The report on executive compensation for inclusion in AERT’s annual proxy statement in accordance with Securities Exchange Commission rules and regulations.

The primary components of our executive compensation programs are: base salary, discretionary awards, and long-term incentive awards.

 Base Salary

Base salaries are generally targeted at the middle of the competitive marketplace (the “median”).

The “market rate” for an executive position is determined through an assessment by our human resources personnel under the guidance and supervision of the Committee. This assessment considers relevant industry salary practices, the position’s complexity, and level of responsibility, its importance to AERT in relation to other executive positions, and the competitiveness of an executive’s total compensation.

Subject to the Committee’s approval, the level of an executive officer’s base pay is determined on the basis of:

•	Relevant comparative compensation data; and

•	The Chief Executive Officer’s assessment (except with respect to himself) of the executive’s performance, experience, demonstrated leadership, job knowledge and management skills.

Discretionary Awards

The Committee may, at its discretion, authorize periodic cash awards to executives. Discretionary awards are designed to give the Committee the flexibility to provide incentives that are comparable to those found in the marketplace in which we compete for executive talent. In determining the extent and nature of discretionary awards, the Committee considers our cash flow, net income, progress toward short-term and long-term business objectives, and other competitive compensation programs.

When considering discretionary awards, the Committee identifies the employees who are eligible to participate and computes and certifies the size of the discretionary pool based on financial information supplied by our executive officers. The award made to each eligible participant is based on the opportunity level assigned to the participant and an assessment of his or her performance and the performance of their business unit versus corporate objectives.

Long-Term Incentive Awards

Long term executive incentives are designed to promote the interests of AERT and its stockholders by attracting and retaining eligible directors, executives and other key employees.

The Committee has the authority to determine the participants to whom awards shall be granted. The awards under our prior plans could be made in the form of stock options, restricted stock units, performance awards and other stock-based awards. Consistent with the views of the Board of Directors and the Committee that the interests of employees and directors are more likely to be aligned with stockholders to the extent that such employees and directors are stockholders of AERT, we have determined for the foreseeable future to provide incentive equity compensation in the form of restricted stock unit awards rather than options or other forms of equity compensation. The 2005 and 2008 Key Associate and Management Equity Inventive Plans and the 2005 and 2008 Non-Employee Director Equity Incentive Plans reflect this shift in compensation policy.

The Committee has reviewed and approved a compensation plan for our management and executives that is designed to reward focus on increasing throughputs, reducing costs, and increasing efficiencies. The equity incentive plans, which are administered by the Committee, give us flexibility to provide incentives that are comparable to those found in the marketplace in which we compete for management and associate talent. In determining the extent and nature of awards, the Committee considers our cash flow, net income, progress toward short-term and long-term business objectives, and other competitive compensation programs.

2008 Executive Compensation Components

For the fiscal year ended December 31, 2008, compensation decisions focused on the key elements of the total direct compensation program for executive officers, which included base pay, discretionary incentive awards, and long-term incentives. Elements reviewed as part of the long-term incentives to executive officers included type and level of award distribution.

Chief Executive Officer Compensation

In determining CEO and other named executive officer compensation, the Committee considered:

•	AERT’s financial performance and peer group compensation data; and

•
In the case of all executive officers, leadership, decision-making skills, experience and knowledge; and in addition, for the CEO, communication with the Board of Directors and strategic recommendations, as well as AERT’s positioning for future performance.

The Committee considered many factors and did not place any particular relative weight on one over another, but our financial performance is generally given the most weight.

The Committee’s recommendations regarding CEO compensation and other related matters are reported to and approved by the Board of Directors. In the case of other named executive officers, the CEO makes recommendations regarding compensation to the Committee, and the Committee formulates its recommendations and brings them to the Board of Directors for approval.

For fiscal year ended December 31, 2008, the Committee did not grant any discretionary bonuses, including to the CEO. Long-term incentive awards in the form of restricted stock were granted to Timothy D. Morrison, who joined the Company as president on March 1, 2008, and to J. R. Brian Hanna, who joined the Company as chief financial officer on November 3, 2008.

Tax and Accounting Implications

Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, AERT may not deduct compensation in excess of $1,000,000 paid to AERT’s Chief Executive Officer or to any of the other named executive officers unless the compensation meets specific criteria for performance-based compensation. Awards under our short-term incentive compensation plan do not meet the criteria of being performance-based awards under Section 162(m) of the Internal Revenue Code of 1986, as amended, and, therefore, would not qualify as a deduction to the extent in excess of Section 162(m) limits. Certain awards under our long-term incentive plan, such as stock options or restricted stock unit awards, could satisfy the criteria of being performance based under Section 162(m) and therefore qualify as deductible under the Internal Revenue Code of 1986, as amended. Our historical levels of compensation have not been subject to Section 162(m) of the Internal Revenue Code of 1986. The Committee reserves the right to approve non-deductible compensation if the Committee believes it is in the best interests of AERT and our stockholders.

COMPENSATION COMMITTEE REPORT

The following report of the Committee for fiscal year 2008 does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference therein.

The Committee is responsible for administering incentive plans and reviewing and making recommendations to the Board of Directors with respect to the compensation of AERT executive officers and key employees. The compensation committee has adopted a charter that is available on the Company’s web site at www.aert.com.

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Edward P. Carda, Chairperson

Peter Lau
Tim Kizer
Jim Robason

Employment Agreements

Tim Morrison was hired as the Company’s president on March 3, 2008. The Company and Mr. Morrison entered into a written agreement providing for an annual base salary of $200,000, and an annual bonus of 25% to 100% of his base salary depending on the achievement of performance measures to be established from time to time by the Company’s compensation committee. He was provided a moving allowance of up to $50,000. Additionally, Mr. Morrison is being granted 150,000 shares of restricted stock each year over his first three years, contingent upon the achievement of performance measures to be established from time to time by the Company’s compensation committee. The stock vests at 25% per year over a four year period.

As part of Mr. Morrison’s employment agreement he will receive an amount equal to three times his previous year’s annual salary and bonus if there is a change in control of ownership of AERTwithin the first three years of his employment. Additionally, if he is terminated without cause within the first three years of his employment, he will receive 18 months of pay based on his previous year’s annual salary and bonus.

On November 3, 2008, J. R. Brian Hanna joined the Company as its chief financial officer. The Company and Mr. Hanna agreed to a compensation package providing for an annual salary of $185,000 and an annual bonus of 25% to 100% of his base salary, subject to the attainment of performance criteria, to be established by the Company’s Compensation Committee. In addition, Mr. Hanna was granted 100,000 shares of restricted stock. These shares will vest over four years, contingent upon the achievement of performance objectives. If there is a change in control of ownership of AERT within the first three years of his employment, Mr. Hanna’s existing awards will immediately vest and he will receive 100,000 shares. Additionally, if he is terminated without cause within the first three years of his employment, he will receive 18 months of pay based on his previous year’s annual salary and bonus.

The Company has no other written employment agreements in effect with its key executives.

DIRECTOR COMPENSATION

Directors who are also employees of AERT are not entitled to any additional compensation by virtue of service as a director, except for reimbursement of any specific expenses attributable to such service. In 2008, non-employee directors received annual compensation for board service of $16,000 in cash. Additionally, non-employees directors received a fee for each full board meeting and committee meeting they attended. The Company’s directors agreed to forego for 2008 their annual restricted stock unit awards of shares, which would have had a market value of $32,000 measured on an average closing sale price basis over a 50-business day period preceding the award. Under the Company’s non-employee equity incentive plan, newly elected directors are initially granted restricted stock units equal to a prorated portion of the yearly award based on their period of service in their initial fiscal year as a director. Previously granted restricted stock unit awards for directors vest over a three-year period, with 20% of a particular award vesting on the first anniversary thereof, an additional 30% of such award (50% cumulatively) vesting on the second anniversary of the award, and the 50% balance of the award vesting on the third anniversary of the award. In addition, non-employee board committee members received annual cash compensation as follows: audit committee: $8,000 (chairperson) and $3,000 (other members); compensation committee: $5,000 (chairperson) and $3,000 (other members); nominating committee: $4,000 (chairperson) and $2,000 (other members); technology committee: $3,000 (chairperson) and $1,000 (other members); legal affairs committee: $4,000 (chairperson) and $2,000 (other members); and capital expenditures committee: $4,000 (chairperson) and $2,000 (other members).

Director Compensation in 2008

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name	($)	($)	($)	($)		($)	($)
Marjorie S. Brooks[4]	12,500	7,500	-	-	-	-	20,000
Jerry B. Burkett	27,875	25,500	-	-	-	-	53,375
Edward P. Carda	41,000	26,125	-	-	-	-	67,125
Melinda Davis[4]	9,500	7,500	-	-	-	-	17,000
Tim W. Kizer	34,000	26,125	-	-	-	-	60,125
Sal Miwa	34,375	25,500	-	-	-	-	59,875
Peter S. Lau	36,250	6,000	-	-	-	-	42,250
Jim Robason	29,500	25,500	-	-	-	-	55,000
Michael M. Tull	10,500	25,500	-	-	-	-(1)	36,000
_____________________
(1)	A company owned by Mr. Tull was paid $543,438 for services in 2008 as an outside sales representative.
(2)
At December 31, 2007, the aggregate number of options outstanding for each director was as follows: Marjorie S. Brooks — 150,000; Jerry B. Burkett — 150,000; Melinda Davis — 75,000; Samuel L. Milbank — 75,000; Sal Miwa — 150,000; Peter S. Lau — 25,000; Jim Robason — 25,000; Michael Tull — 100,000.

(3)
At December 31, 2008, the aggregate number of stock grants outstanding for each director was as follows: Marjorie S. Brooks — 18,392; Jerry B. Burkett — 39,765; Edward P. Carda — 38,363; Melinda Davis — 18,392; Tim W. Kizer — 38,363; Sal Miwa — 39,765; Peter S. Lau — 14,516; Jim Robason — 39,765; Michael Tull — 39,765.

(4)	Marjorie S. Brooks and Melinda Davis retired from the board of directors in 2008.

EXECUTIVE OFFICER COMPENSATION

The following table sets forth the aggregate compensation we paid during the two years ended December 31, 2008 to the chief executive officer and to each of our next two most highly compensated executive officers whose total compensation in 2008 exceeded $100,000.

Summary Compensation Table

		Salary	Stock Awards	All Other Compensation		Total
		($)	($)	($)		($)
Joe G. Brooks	2008	190,000	-	14,052	[2]	204,052
Chairman and Chief Executive Officer	2007	190,000	-	16,275	[3]	206,275

Timothy D. Morrison[1]	2008	162,088	26,875	99,679	[4]	288,642
President	2007	-	-	-		-

Jim Precht	2008	131,403	-	19,075	[2]	150,478
Senior Vice President – Sales and Marketing	2007	130,000	-	17,800	[3]	147,803
____________________
1.	Mr. Morrison joined the Company in March 2008.
2.	The 2008 amounts for Joe G. Brooks and Jim Precht include a company provided vehicle, the taxable portion of company provided life insurance and a non-accountable expense allowance of $12,000.
3.	The 2007 amounts for Joe G. Brooks and Jim Precht include a company provided vehicle and a non-accountable expense allowance of $12,000.
4.	This amount represents a relocation allowance of $99,368 and the taxable portion of company provided life insurance.

Outstanding Equity Awards at 2008 Calendar Year End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Timothy D. Morrison[1]	-	-	-	-	-	150,000[2]	25,500	-	-
Jim Precht	100,000	-	-	1.25	2/1/11	-	-	-	-
	100,000	-	-	1.75	2/1/11	-	-	-	-
	100,000	-	-	2.25	2/1/11	-	-	-	-
	100,000	-	-	2.75	2/1/11	-	-	-	-
___________________________
1.
As part of Mr. Morrison’s employment agreement he will receive an amount equal to three times his previous year’s annual salary and bonus if there is a change in control of ownership of AERT within the first three years of his employment. Additionally, if he is terminated without cause within the first three years of his employment, he will receive 18 months of pay based on his previous year’s annual salary and bonus.

2.	Represents a restricted stock award pursuant to which 37,500 shares vest annually on each of March 1, 2009, 2010, 2011 and 2012.

Equity Compensation Plan Information

The following table provides information as of December 31, 2008, regarding shares outstanding and available for issuance under our existing stock option plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	1,274,000	$ 1.67	-
Equity compensation plans not approved by security holders	-	-	-
Total	1,274,000	$ 1.67	-

Limited Liability of Officers and Directors

The Delaware Supreme Court has held that a directors’ duty of care to a corporation and its stockholders requires the exercise of an informed business judgment. Having become informed of all material information reasonably available to them, directors must act with requisite care in the discharge of their duties. The Delaware general corporation law permits a corporation through its certificate of incorporation to exonerate its directors from personal liability to the corporation or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, with certain exceptions. The exceptions include a breach of the directors’ duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, improper declarations of dividends and transactions from which the directors derived an improper personal benefit. The Company’s certificate of incorporation exonerates its directors, acting in such capacity, from monetary liability to the extent permitted by this statutory provision. The limitation of liability provision does not eliminate a stockholder’s right to seek non-monetary, equitable remedies such as injunction or rescission to redress an action taken by directors. However, as a practical matter, equitable remedies may not be available in all situations and there may be instances in which no effective remedy is available.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires AERT’s executive officers and directors, and persons who own more than ten-percent of a registered class of the Company’s securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and National Association of Securities Dealers. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all forms filed pursuant to Section 16(a). Based on a review of the copies of such forms received by it and written representations from certain reporting persons that no Forms 4 or Forms 5 were required for those persons, the Company believes that during the fiscal year ended December 31, 2008; all Section 16(a) filing requirements were met, except as follows:  Timothy D. Morrison filed a late Form 3 report upon being appointed president of the Company. J. R. Brian Hanna filed a late Form 3 report upon being appointed chief financial officer of the Company. Alford Drinkwater, senior vice-president, filed one late Form 4 report for one transaction related to the purchase of common stock. Peter Lau, director, filed one late Form 4 report for four transactions related to the sale of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time, the Company may enter into transactions with related parties. In reviewing a transaction or relationship, the Board as a whole, with the interested parties recusing themselves, will take into account, among other factors it deems appropriate, whether the transaction is on terms no more favorable than to an unaffiliated third party under similar circumstances, as well as the extent of the related party’s interest in the transaction.  For each of the following related party transactions, the Board determined that the transaction was negotiated at arms length and on no more favorable terms than to an unaffiliated party.

Lease

In December 2007, the Company entered into a 20-year lease for an existing 16 building complex on 60 acres in Adair County, Oklahoma near the town of Watts, for construction of a waste plastic washing, recycling, and reclamation facility. The property is being leased from a corporation controlled by Marjorie S. Brooks, the Company’s largest stockholder and a former director, with payments of .0075 cents per pound of plastic recycled, commencing on January 1, 2009 on a pounds of production, or net throughput of recycled plastic produced, basis with a minimum rent of $1,000 per month. The throughput or production rent is due quarterly and is capped throughout the term of the lease not to exceed $450,000 per year.

Beginning in 2011, from January 1 to March 1, 2011 for a 60-day period and every three years thereafter, the Company shall have the right to purchase the site and any adjoining property of 891 acres required for the operation of its facility at fair market value.

Commissions

The Company employs the services of a related party, Tull Sales, Inc. (Tull Sales), as an outside sales representative. Tull Sales is owned by Michael M. Tull, one of our directors. Commission costs incurred by the Company for services performed by Tull Sales were $543,438 in 2008 and $679,390 in 2007.

Guarantee

Marjorie Brooks; Joe Brooks, the Company’s chairman and chief executive officer; and Steve Brooks, the Company’s chief operating officer; personally guarantee repayment of our bank line of credit, which had a balance of $10,579,475 at December 31, 2008. Marjorie Brooks also guarantees the Company’s $5,758,699 Allstate note. The Company recorded loan guarantee fees of $318,429 in 2008 and $239,313 in 2007 to compensate Ms. Brooks for her guarantees.

Debt

In 2006 and 2007, we received loans in the amount of $1,000,000 and $750,000, respectively, from Brooks Investment Company (BIC), which is controlled by Ms. Brooks. The interest rate on loans outstanding to BIC during 2007 was 9.25%. During 2007, we made payments to BIC in the amount of $1,750,000 for the principal portion of loans and $32,124 for interest. There were no loans outstanding from BIC at December 31, 2008 and 2007.

Raw Material Purchases

During 2007, we purchased $1,113,000 in plastic and wood fiber through BIC, and paid $17,000 in interest related to those purchases.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Fees

The information below sets forth the fees charged by Tullius Taylor Sartain & Sartain LLP (TTS&S) during 2008 and 2007 for services provided to the Company in the following categories and amounts:

	2008	2007
Audit fees	$162,951	$223,900
Audit-related fees	11,000	10,000
Tax fees	29,850	12,300
All other fees	-	-
	$203,801	$246,200

Audit fees include amounts charged for the audit of the financial statements as of and for the year ended December 31, 2008, along with fees for the review of the financial statements for the quarters ended March 31, 2008; June 30, 2008; and September 30, 2008; and fees for post-audit reviews for registration statement filings. Audit-related fees include the audit of the financial statements of the AERT 401(k) Plan.

Tax fees were paid primarily for preparation of federal and state tax returns, along with consulting services related to certain tax issues.

Pre-Approval Policy

All of TTS&S’s fees for 2008 and 2007 were pre-approved by the audit committee through a formal engagement letter with TTS&S. The audit committee’s policy is to pre-approve all services by AERT’s independent accountants.

Item 1:  Election of Directors

The Company currently has nine directors. Seven directors are standing for election at the May 28, 2009 annual meeting of stockholders. Holders of shares of outstanding Class A and Class B common stock and Series B preferred stock voting together as a single class are to elect the board of directors. Three directors, Tim W. Kizer, Jim Robason and Michael M. Tull, will be retiring from the board of directors effective May 28, 2009, and one director, Timothy D. Morrison, will be standing for election at the annual meeting. To be elected, each director must receive a plurality of the votes cast at the annual meeting. All directors serve for a term of one year and until their successors are duly elected and qualified. Each outstanding share of Class A common stock entitles the holder thereof to one vote with respect to the election of each of the seven director positions to be filled, each share of outstanding Class B common stock entitles the holder thereof to five votes with respect to the elections of each of the seven director positions to be filled, and each outstanding share of Series D preferred stock is entitled to a number of votes equal to the number of common shares into which it is then convertible (currently 10 votes per share of Series D preferred stock) with respect to the election of each of the director positions to be filled.

The form of proxy provides a method for stockholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. If you withhold authority to vote your shares, such vote will be treated as an abstention and, accordingly, your shares will neither be voted for or against a director but will be counted for quorum purposes.

The seven nominees for director are: Joe G. Brooks, Stephen W. Brooks, Jerry B. Burkett, Edward P. Carda, Peter S. Lau, Hisao Sal Miwa, and Timothy D. Morrison. All of the nominees for director are presently serving as directors of the Company, with the exception of Timothy D. Morrison. Currently, Joe G. Brooks is chairman and chief executive officer, Stephen W. Brooks is vice-chairman of the board and chief operating officer, and Timothy D. Morrison is President.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE SEVEN NOMINEES NAMED ABOVE. PROXY CARDS EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

In the event one or more nominees become unavailable for election, votes will be cast, pursuant to authority granted by the proxy, for such substitute nominees as may be designated by the board of directors. The board of directors has no reason to believe that any nominee will be unable to serve, if elected.

Item 2:  Ratification of Appointment of Independent Registered Public Accounting Firm

Introduction

Subject to ratification by the stockholders, the board’s audit committee has selected HoganTaylor LLP to be AERT’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2009. Tullius Taylor Sartain and Sartain LLP (TTS&S) acted as the Company’s independent registered public accounting firm from 2001 through 2008. On January 7, 2009, TTS&S merged with Hogan & Slovacek P.C. to form HoganTaylor LLP, which has acted as the Company’s independent registered public accounting firm since the merger. The audit committee may terminate the appointment of HoganTaylor LLP as independent registered public accounting firm without stockholder approval whenever the audit committee deems necessary or appropriate.

Representatives of HoganTaylor are expected to attend the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Required Vote

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the voting power present (in person or by proxy) and entitled to vote at the meeting. In the event that the Company’s stockholders fail to ratify the appointment of HoganTaylor LLP, the selection of the Company’s independent registered public accounting firm will be submitted to the Company’s audit committee for reconsideration.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. PROXY CARDS EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

Item 3: Reverse Stock Split

Since December 21, 2007, the Company has failed to satisfy the NASDAQ minimum closing bid price of $1.00 per share and could be subject to NASDAQ delisting procedures if such noncompliance is not rectified on or before September 19, 2009. If the stock price does not increase to $1.00 or more for at least 10 consecutive trading days to re-establish compliance with NASDAQ’s listing requirement prior to that date, the Company intends to effectuate a reverse stock split. On July 24, 2008, the Company’s stockholders approved a potential reverse stock split to be effectuated by December 15, 2008 at a ratio to be determined by the board of directors between one-to-two and one-to-five; however, the deadline for the reverse split has passed and the previously approved range of reverse split ratios will not bring us into compliance with the minimum bid price requirement due to the decrease in our stock price since the original range of ratios was approved.

As a result, the board of directors has adopted a resolution declaring the potential advisability of effectuating a reverse stock split (the "Reverse Split") at a ratio to be determined hereafter by the board of directors of up to one-to-twenty (as finally determined, the “Reverse Split Ratio” and the number of shares, up to twenty, ultimately determined by the board of directors to be reverse split for one share being referred to as the “Reverse Stock Number”) in order to meet one of the Nasdaq Capital Market’s continued listing requirements, to be effectuated at any time hereafter if the board determines that compliance with Nasdaq’s minimum bid requirement is not likely to be otherwise achieved by an increase in the market price of the common stock, or if the board determines that other strategic reasons warrant resolving any uncertainty as to its Nasdaq listing at an earlier date.

Assuming stockholder approval of this Item and at such time as the board decides to effectuate the Reverse Split, the Company will provide at least 20 business days advance notice of the Reverse Split Ratio, Reverse Split Number and intended Effective Date of the Reverse Split by a press release and Current Report on Form 8-K.

In order to effectuate such a Reverse Stock Split and because the Reverse Stock Split will be effectuated by an amendment to the Company’s certificate of incorporation requiring stockholder approval, the board of directors also authorized submitting this Item to the stockholders for approval as a proposal to amend the Company's certificate of incorporation to effect a reverse split of the Company's issued and outstanding Class A and Class B common stock on the effective date of the amendment, on the basis that a number of shares of common stock equal to the Reverse Split Number, as finally determined by the board, will be converted into one share.  The proposal may be abandoned by the board of directors at any time before or after the annual meeting and prior to the date and time at which the Reverse Split becomes effective (the "Effective Date") if for any reason the board of directors deems it advisable to abandon the proposal.

The number of shares of capital stock authorized by the certificate of incorporation and the $.01 per share par value of the Company's authorized common stock will not change as a result of the proposed Reverse Split and, as a result, the Company’s authorized but unissued Class A and Class B common stock will also be increased.  Since the Company’s current pool of authorized shares of Class A common stock that are unissued and unreserved for potential derivative securities issuances has grown very small in relation to its potential future capital needs, this effective increase in available authorized common stock is an important additional effect of the Reverse Stock Split.

The Class B common stock will also be subject to the Reverse Stock Split in order to preserve the intended one-for-one conversion ratio between Class B common stock and Class A common stock and as required by the certificate of incorporation, although the Company will not issue any additional shares of Class B common stock except in connection with a future stock split of such Class B common stock concurrent with any future stock split of Class A common stock.

The Effect of the proposed Reverse Split on the holders of common stock will be as follows:

(1)  Holders of record of fewer than a number of shares of common stock equal to the Reverse Split Number, as finally determined by the board of directors, will have their shares automatically converted in the Reverse Split on the Effective Date into the right to receive scrip in lieu of fractional shares as set forth below.  (See "Scrip in Lieu of Fractional Shares").

(2)  Holders of record of a number of shares of common stock equal to or greater than the Reverse Split Number, as finally determined by the board of directors, will have their shares automatically converted on the Effective Date by the Reverse Split into the number of whole shares equal to the number of their shares divided by the Reverse Split Number, as finally determined by the board of directors, and the right to receive scrip in lieu of any fractional shares.  (See "Scrip in Lieu of Fractional Shares").

Scrip in Lieu of Fractional Shares

Stockholders who hold on the Effective Date fewer than a number of shares of common stock equal to the Reverse Split Number, as finally determined by the Board, will be entitled to receive in lieu of fractional shares arising as a result of the Reverse Split, scrip representing the number of shares of common stock held prior to the Reverse Split.  Stockholders who hold more than a number of shares of common stock equal to the Reverse Split Number, as finally determined by the board of directors, will be entitled on the Effective Date to receive, in lieu of fractional shares arising as a result of the Reverse Split, scrip representing the number of shares of common stock held prior to the Reverse Split that are not evenly divisible by the Reverse Split Number, as finally determined by the board of directors.  The Company, as agent for holders of rights to receive scrip, will, in lieu of issuing scrip to those entitled to receive scrip, hold and combine scrip into full shares of common stock, sell such shares, and distribute the net proceeds therefrom to holders of rights to receive scrip.  The Company intends to sell the full shares of common stock immediately after the Effective Date.  The net proceeds will be prorated among holders of rights to receive scrip in proportion to the value of such rights to receive scrip; however, no actual distribution will be made until a stockholder surrenders his or her or its outstanding certificates and letter of transmittal.  References herein to "the right to receive scrip" will be deemed to be subject to the condition that the Company has the right, which right will be exercised, to hold and combine scrip into full shares and sell such shares.  As a result, holders of a right to receive scrip will effectively have a right to receive cash proceeds in lieu thereof.

Under Delaware law, scrip may be issued in registered or bearer form and shall entitle the holder to receive a certificate for a full share of common stock upon the surrender of scrip aggregating a full share of common stock.  Delaware law further provides that scrip may be issued subject to any conditions which the board of directors may determine advisable.  The board of directors has determined that the Company, as agent for holders of rights to receive scrip, will, in lieu of issuing scrip to those entitled to receive scrip, issue scrip to itself (as agent), hold and combine such scrip into full shares of common stock, sell such shares, and distribute the net proceeds therefrom to holders of rights to receive scrip. Accordingly, holders of rights to receive scrip will not actually receive scrip but will instead receive their respective proportionate interests in the net proceeds derived from the sale of full shares of common stock representing the combined scrip. A holder of a right to receive scrip will not be entitled to vote as a stockholder or share in the assets or any future earnings of the Company.

Any stockholder owning of record a number of shares of common stock less than the Reverse Split Number or not evenly divisible by the Reverse Split Number who desires not to receive scrip may avoid such result by purchasing prior to the Effective Date sufficient additional shares of the Company's outstanding common stock in the open market to increase the number of shares held in his or her or its name to a number of shares equal to the Reverse Split Number or a greater number of shares that is evenly divisible by the Reverse Split Number.

As soon as practicable after the Effective Date, the Company will mail letters of transmittal to each holder of record of the stock certificate or certificates which represent issued shares of the Company's common stock outstanding on the Effective Date.  The letter of transmittal will contain instructions for the surrender of such certificate or certificates to the Company’s transfer agent in exchange for cash proceeds derived from the sale by the Company, as agent, of the combined scrip (to be issued in lieu of fractional shares) and/or certificates representing the number of whole shares of common stock into which the shares of common stock have been converted as a result of the proposed Reverse Split.  Net cash proceeds derived from the sale by the Company, as agent, of the combined scrip or new certificate will not be issued to the stockholder until he or she has surrendered his or her outstanding certificates together with either letter of transmittal to the Company’s transfer agent (see "Exchange of Stock Certificates"). The Company will be required to pay transfer fees and related charges totaling approximately $30,000 in connection with the Reverse Split. Stockholders holding whole shares after the proposed Reversed Split do not need to surrender old certificates unless desirous of receiving new certificates. Until surrendered, such old certificates shall be deemed to represent the number of whole shares to which holders are entitled as a result of the Reverse Split.

Amendment to Certificate of Incorporation

An amendment to the certificate of incorporation, assuming approval of the proposed Reverse Split by the stockholders at the annual meeting and the determination by the board of directors to effectuate this Reverse Split at a particular Reverse Split Ratio determined by the board of directors, will be filed with the Secretary of State of Delaware and the Reverse Split will become effective on the date of such filing. Without any further action on the part of the Company or the stockholders, stockholders of record will have their shares of issued and outstanding common stock converted, on the Effective Date, into the right to receive the number of whole shares equal to the number of their shares divided by the Reverse Split Number and/or the right to receive scrip in lieu of any fractional shares.  The Company will provide at least 20 business days advance notice of the Reverse Split Ratio, Reverse Split Number and intended Effective Date of the Reverse Split by a press release and Current Report on Form 8-K.

Effect of the Proposed Reverse Split

The proposed Reverse Split will be effected by means of an amendment to the certificate of incorporation.  Stockholders have no right to dissent from the proposed Reverse Split of common stock, or to dissent from the issuance of scrip in lieu of fractional shares, or to dissent from the payment of cash proceeds (in lieu of issuing scrip to holders entitled to receive scrip) derived from the sale by the Company, as agent, of the combined scrip, under Delaware law.

On the Effective Date, each stockholder of record who owns fewer than a number of shares of common stock equal to the Reverse Split Number will have only the right to receive scrip in lieu of receiving fractional shares; the interest of each such stockholder who owns fewer than a number of shares of common stock equal to the Reverse Split Number in the Company will thereby be terminated, and he or she will have no right to vote as a stockholder or share in the assets or any future earnings of the Company.  A holder of a right to receive scrip will only be entitled to receive his or her proportionate interest in the net proceeds derived from the sale by the Company, as agent, of full shares of common stock representing the combined scrip.  The full shares of common stock will be sold in the open market or privately at prices relating to prevailing market prices at the time of sale. Approval of the proposed Reverse Split will be deemed approval for the Company to act as agent for holders of rights to receive scrip for the purpose of holding and combining the scrip into full shares of common stock for sale, as discussed above.

Each stockholder on the Effective Date who owns of record a number of shares of common stock that equals or exceeds the Reverse Split Number will, with respect to any fractional shares that such stockholder might otherwise be entitled to receive in the Reverse Split, have only the right to receive scrip.  Any such stockholder will continue as a stockholder of the Company with respect to the whole share or shares resulting from the Reverse Split.  Each such stockholder will continue to share in the future growth and earnings of the Company, if any, to the extent of his or her ownership of shares of common stock following the proposed Reverse Split.

The current authorized capital stock of the Company consists of 5,000,000 shares of preferred stock, 100,000,000 shares of Class A common stock, and 7,500,000 shares of Class B common stock.  Based upon the Company's best estimates, the number of issued and outstanding shares of Class A common stock would be reduced as a result of the proposed Reverse Split from 47,423,680 to approximately 2,371,000 if the Reverse Split Number were twenty.

The $.01 per share par value of the Company's authorized capital stock will not be changed by reason of the proposed Reverse Split.  As a result, the Company's stated capital (defined generally under Delaware law as the sum of the par value of all shares that have been issued) will be reduced from $496,774 to approximately $32,000 if the Reverse Split Number were twenty. A reduction in stated capital will, under Delaware law, create a corresponding increase in surplus (defined under Delaware law as the excess of net assets (net assets meaning the amount by which total assets exceed total liabilities) over stated capital). Delaware law provides that a corporation may make distributions, such as the payment of dividends, up to the amount of its surplus provided that the distribution does not cause the corporation to be insolvent.

The number of stockholders of record who hold odd-lots (assuming that an odd-lot is something other than 100 shares or a multiple thereof, which is generally the case) will increase as a result of the proposed Reverse Split.  There is generally increased expense associated with the marketing of odd-lots, usually in the form of a proportionately higher commission.  Furthermore, odd-lots may be more difficult to market in relatively thinly traded stocks such as the Company's.

The common stock is currently registered under Section 12 (b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act.  The proposed Reverse Split will not affect the registration of the common stock under the Exchange Act and the Company has no present intention of terminating the registration of the common stock under the Exchange Act in order to become a "private" company.

A reduction in the number of issued and outstanding shares caused by the effect of the proposed Reverse Split will increase proportionately the Company's earnings per share and book value per share.  Such an increase, in turn, may make the common stock more attractive to a broader group of investors.

There is, however, no assurance that the market for the company's common stock will be improved. Stockholders should note that the board of directors cannot predict what effect the proposed Reverse Split will have on the market price of the common stock.  However, a higher price may diminish the adverse impact that very low prices have upon the efficient operation of the trading market for the stock.  Also, the brokerage commission on the purchase or sale of a stock with a relatively low price generally tends to represent a higher percentage of the sales price than the brokerage commission charged on a stock with a relatively higher price, to the detriment of the Company's stockholders and the market for the Company's common stock.

Exchange of Stock Certificates

As soon as practicable after the Effective Date, the Company will send letters of transmittal to all stockholders of record on the Effective Date for use in transmitting stock certificates ("old certificates") to the Company’s transfer agent (“Exchange Agent”).  Upon proper completion and execution of the letter of transmittal and return thereof to the Exchange Agent, together with old certificates, each stockholder who holds of record fewer than a number of shares on the Effective Date equal to the Reverse Split Number will receive cash proceeds derived from the sale by the Company, as agent, of scrip attributable to such fractional share interests and such fractional share interests will be deemed for all purposes to represent only the right to receive scrip to which the holder is entitled as a result of the Reverse Split.

Upon proper completion and execution of the letter of transmittal and return thereof to the Exchange Agent, together with old certificates, holders of record of more than a number of shares on the Effective Date equal to the Reverse Split Number will receive certificates ("new certificates") representing the number of whole shares of common stock into which their shares of common stock have been converted as a result of the Reverse Split. Holders of record of more than a number of shares on the Effective Date whose shares are not evenly divisible by the Reverse Split Number will receive cash proceeds derived from the sale by the Company, as agent, of the combined scrip to which they are entitled in lieu of scrip, which scrip will be issued in lieu of any fractional shares resulting from the Reverse Split. Until surrendered, each outstanding old certificate held by a stockholder who holds of record more than a number of shares equal to the Reverse Split Number shall be deemed for all purposes to represent the number of whole shares and the right to receive scrip (or cash proceeds derived from the sale by the Company, as agent, of the combined scrip), if any, to which the holder is entitled as a result of the Reverse Split (see "Scrip in Lieu of Fractional Shares").

Federal Income Tax Consequences of the Proposed Reverse Split

The following discussion describes certain federal income tax consequences of the proposed Reverse Split to stockholders of the Company who are citizens or residents of the United States, other than stockholders who receive their Common Stock as compensation.  The following discussion assumes that the Company, as agent for holders of rights to receive scrip, will hold and combine all scrip into full shares of the Company's common stock, sell such common shares either in the open market or privately (at prices related to prevailing market prices at the time of sale) and distribute the proceeds therefrom to holders of rights to receive scrip.  In general, the federal income tax consequences of the proposed Reverse Split will vary among stockholders depending upon whether they receive (1) solely cash for rights to receive scrip as a result of the scrip sale, (2) solely new certificates, or (3) new certificates plus cash for rights to receive scrip as a result of the scrip sale, in exchange for old certificates.  In addition, the actual consequences for each stockholder will be governed by the specific facts and circumstances pertaining to his or her acquisition and ownership of the common stock.  Thus, the Company makes no representations concerning the tax consequences for any of its stockholders and recommends that each stockholder consult with his or her tax advisor concerning the tax consequences (including federal, state and local income or other tax) of the proposed Reverse Split.  The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the proposed Reverse Split.  However, the Company believes that because the proposed Reverse Split is not part of a plan to periodically increase a stockholder's proportionate interest in the assets or earnings and profits of the Company, the proposed Reverse Split probably will have the following federal income tax effects:

(1) A stockholder who owns fewer than a number of shares of the common stock before the Reverse Split, and who therefore receives only cash for a right to receive scrip as a result of the Reverse Split, will be treated as having sold his or her shares of common stock represented by old certificates and will recognize gain to the extent that the cash received exceeds his or her basis in such common stock.  If the shares are a capital asset in the hands of the stockholder, then the gain will be taxed either as a long-term or a short-term capital gain depending on whether the shares were held for more than one year.  If the stockholder's basis in the shares is greater than the cash received, and if the shares are a capital asset in the hands of the stockholder, the stockholder will recognize a long-term or a short-term capital loss.

(2) A stockholder who holds a number of shares equal to the Reverse Split Number and whose shares are evenly divisible by the Reverse Split Number before the Reverse Split (i.e., a stockholder who is entitled to receive solely new certificates), will not recognize gain or loss on the exchange.  In the aggregate, such a stockholder's basis in the shares of common stock represented by new certificates will equal his or her basis in the shares of common stock represented by old certificates.

(3) A stockholder who holds a number of shares equal to the Reverse Split Number and whose shares are not evenly divisible by the Reverse Split Number before the Reverse Split (i.e., a stockholder who is entitled to receive both new certificates and cash for a right to receive scrip, in exchange for his or her old certificates), will not recognize gain or loss on the exchange of old certificates for new certificates. In the aggregate, such a stockholder's basis in the shares of common stock represented by new certificates will equal his or her basis in the highest number of shares of common stock represented by old certificates that was evenly divisible by the Reverse Split Number. A stockholder will be treated as having sold the shares not evenly divisible by the Reverse Split Number, and will recognize gain to the extent the cash received exceeds the stockholder's basis in the shares. If the shares are a capital asset in the hands of the stockholder, then the gain will be taxed either as a long-term or a short-term capital gain depending on whether the shares were held for more than one year. If the stockholder's basis in the shares is greater than the cash received, then no gain or loss will be recognized, and the stockholder's basis in the shares of common stock represented by new certificates will equal the stockholder's basis in the shares of common stock represented by old certificates, less the amount of cash received.

The proposed Reverse Split will constitute a reorganization within the meaning of Section 368 (a)(1)(E) of the Internal Revenue Code of 1986 and the Company will not recognize any gain or loss as a result of the proposed Reverse Split.

Recommendation and Vote

The proposed Reverse Split must be approved by the holders of a majority of the outstanding shares of the Company's Class A common stock, Class B common stock and Series D preferred stock, voting on an as converted basis, voting as a single class.  The Company's directors and named executive officers, or their affiliates, own of record approximately 33.5% of the Company's voting power, all of which are intended to be voted in favor of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSED REVERSE SPLIT. PROXY CARDS EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

COST AND METHOD OF PROXY SOLICITATION

The Company will pay the cost of proxy solicitation. In addition to notices sent by mail, arrangements will be made with brokers and other custodians, nominees and fiduciaries to send the necessary materials to their principals and the Company will, upon request, reimburse them for their reasonable expenses in so doing.

ADDITIONAL INFORMATION AVAILABLE

Upon written request of any stockholder, the Company will furnish, without charge, a copy of the Company’s 2008 annual report on Form 10-K, as filed with the SEC, including the financial statements and schedules. The written request should be sent to investor relations, at the Company’s executive office. The written request must state that, as of April 3, 2009, the person making the request was a beneficial owner of capital stock of the Company.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to investor relations, Post Office Box 1237, Springdale, Arkansas 72765, by registered, certified, or express mail.

STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2010

If you want to present a proposal for possible inclusion in the Company’s proxy statement for the annual meeting of stockholders in 2010, you may do so by following the procedures described in SEC Rule 14a-8 by sending the proposal to Secretary of the Company, Post Office Box 1237, Springdale, Arkansas 72765, by registered, certified or express mail. Proposals must be received on or before December 10, 2009. This date is determined by the board and is based on SEC Rule 14a-8, which states proposals for a regularly scheduled annual meeting must be received at the company’s principal executive offices not less than 120 calendar days before the release date of the previous year’s annual meeting proxy statement.

OTHER MATTERS

The board does not intend to present any items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, the persons named in the proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

The foregoing Notice and Proxy Statement are sent by order of the board of directors.

Joe G. Brooks
Chairman
Dated: March 24, 2009